Exhibit 23.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Amended Registration Statement on Form S-1, of our report dated April 15, 2025, with respect to our audits of the financial statements of ECD Automotive Design, Inc. as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, and appears in the Company’s 2nd Amended Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

Cypress, Texas

September 19, 2025